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                                                               EXHIBIT (a)(1)(I)



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
Delta Election Confirmation (Yes) - SkyShares           EXECUTIVE AND EQUITY PLAN SERVICES
---------------------------------------------           1600 MERRILL LYNCH DRIVE
                                                        MAIL STOP 06-02 OCA
                                                        PENNINGTON, NEW JERSEY 08534




[MERRILL LYNCH LOGO]




<DATE>


<Optionee Name>
<Address>
<City, State, ZIP>


Dear <Optionee Name>:


You recently elected to participate in the Delta Air Lines Stock Option Exchange Program. Pursuant to the Program, you have elected to exchange the following options granted under the DeltaShare Stock Option Plan or the Pilots Stock Option Plan. These plans are commonly referred to as SkyShares.

GRANT DATE              GRANT PRICE             SKYSHARES STOCK OPTIONS

<insert grant dates>    <insert grt price>      <insert # of options to cancel>

                        Total                   <total options canceled>


This confirmation does not constitute acceptance by Delta for cancellation of your outstanding options. By electing to participate in the Stock Option Exchange Program, you acknowledged receipt of Delta's Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated <May 28, 2003>.

This election replaces any prior election you have made. Please note that you may change your election at any time before <7:00 p.m.> ET on <June 25, 2003>. If the offer to exchange is extended, you may change your election until the expiration of the extension.

If you have any questions, please contact a Merrill Lynch representative at 1-888-335-8218. For calls from outside of the U.S., Canada or Puerto Rico, please contact a Merrill Lynch representative at 1-609-818-8834.



Sincerely,



Merrill Lynch Executive and Equity Plan Services